Exhibit 10.2

60 Westview Street
Lexington, MA 02421
Phone: (781) 402-5700
Fax: (781) 862-5691

                   October 25, 2006
Walter Newman, Ph.D.
160 West Newton
Boston, MA 02118
RE:     Confidential Separation Letter Agreement and General Release
Dear Walter:
     This Confidential Separation Letter Agreement and General Release (the “Agreement”) sets forth and confirms the terms of the separation package that Critical Therapeutics, Inc. (the “Company”) is willing to offer you (“you” or the “Employee”) as a result of your voluntary resignation to establish an amicable arrangement for ending your employment relationship, to release the Company from any claims, and to permit you to receive severance pay and related benefits. Please read this Agreement carefully. If you are willing to agree to its terms, please sign and date in the space provided on the signature page and return it to Scott Townsend, the Company’s Vice President of Legal Affairs and General Counsel, so that your separation benefits can begin.
     1. Whether or not you choose to sign this Agreement, your employment with the Company will end as of October 31, 2006 (the “Termination Date”), provided that you satisfactorily perform your job and comply with Company policies and practices as determined in good faith by the Company through the Termination Date. Whether or not you choose to sign this Agreement, you will be paid on or about the Termination Date the following:
(a)	any of your unpaid base salary at the rate of $11,229.17 per semi-monthly pay period, through the Termination Date, less lawful deductions; and

(b)	your unused and accrued vacation as of the Termination Date in the amount of $14,257.59, less lawful deductions, which amount will be offset by any additional accrued vacation time you use prior to the Termination Date.
     2. After the Termination Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees, including, but not limited to, the Company’s 401(k) plan, stock option plans, employee stock purchase plans, bonus plans, commission plans, sales incentive plans, severance, life insurance or disability insurance programs, except as required by federal or state law or as otherwise described to you. You will receive, under separate cover, information concerning your right to continue your health insurance and dental insurance benefits after that date in accordance with COBRA. You must complete the COBRA enrollment documents within the required period in order to continue this coverage. You will also receive, under separate cover, an information statement regarding the vesting of your stock options agreements as of the Termination Date. Under the terms of the Company’s stock option plans, you cease further vesting of stock options upon the Termination Date.
     3. In consideration for timely signing of this Agreement and in compliance with the promises made herein, the Company agrees to provide you with the monies and benefits set forth in Attachment A (attached hereto) provided that you do not revoke your acceptance of this Agreement pursuant to Paragraph No. 21 below.
     4. You also understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this Agreement and the fulfillment of the promises contained herein. You acknowledge and agree that such payments shall be provided in lieu of any severance plan of the Company, any benefits under your Employment Agreement dated December 21, 2004 and any benefits under your employment offer letter. You acknowledge and agree that you are solely responsible for the following:
(i)	properly electing to continue health and dental insurance coverage under COBRA; and

(ii)	delivering to the Company, to the attention of Jill Wund, Human Resources Coordinator, on or before the first of each month or when otherwise required by law, a check payable to “Critical Therapeutics, Inc.” for such COBRA coverage (such amount to be for the portion of such COBRA premiums as the Employee’s current portion of health and dental premiums until the COBRA End Date (as defined in Attachment A) and then 100% of such COBRA premiums thereafter for as long as such coverage is continued by you); and

(iii)	you hereby authorize that the Company may, if it so chooses, make a deduction from any payments due under this Agreement pay in lieu of you delivering a check to the Company for the Employee’s portion of COBRA premiums pursuant to Paragraph No. 3 of this Agreement.
5. Therefore, in consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Agreement, you voluntarily and of your own free will agree to release, forever discharge and hold harmless Critical Therapeutics, Inc., its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents or successors or assigns from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, including, but not limited to, (1) The National Labor Relations Act, as amended; (2) Title VII of the Civil Rights Act of 1964, as amended; (3) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (4) the Age Discrimination in Employment Act of 1967, as amended; (5) the Older Workers Benefit Protection Act; (6) the Immigration Reform Control Act, as amended; (7) the

Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., except for any claims for benefits vested, due and owing; (8) the Occupational Safety and Health Act, as amended; (9) the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; (10) the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; (11) the Americans With Disabilities Act of 1990, as amended; (12) the Civil Rights Act of 1991; (13) the Workers Adjustment and Retraining Notification Act, as amended; (14) the Massachusetts Law Against Discrimination, G.L. c. 151B; (15) the Massachusetts Wage and Hour Laws, G.L. c. 151; (16) the Massachusetts Privacy Statute, G.L. c. 214, § 1B; (17) the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; (18) the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; (19) the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; (20) the Massachusetts Equal Rights Act, G.L. c. 93, § 102; (21) Section 806 of the Corporate Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A); (22) Fair Credit Reporting Act, 15 U.S.C. §1681 et. seq.; (23) any other federal or state law, regulation, or ordinance; (24) any public policy, contract, tort, or common law; (25) all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and (26) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. You agree that neither this Agreement, nor the furnishing of consideration for this Agreement, shall be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.
     6. You agree and reaffirm your post-employment obligations under Section 8 (proprietary information and developments) of the Employment Agreement by and between you and the Company dated December 21, 2004; provided, however, you agree that your post-employment non-competition obligations shall be as follows: Employee agrees that while Employee is employed by the Company and during the twelve (12) months immediately following the Termination Date, Employee shall not, directly or indirectly, render services to, work for or on behalf of, or serve as a consultant or an advisor to, or assist in any manner, any business within the Geographic Territory (as defined below) which is competitive with the endeavors at the Company at the time of termination (“Company Endeavors”); provided, however, the foregoing shall not prevent the Employee from the following:
(a)	after the six (6) months immediately following the Termination Date, working as employee or a consultant to such a business if Employee’s position and scope of responsibilities at such business were completely and entirely unrelated, directly or indirectly, to endeavors competitive with the Company Endeavors;

(b)	after the six (6) months immediately following the Termination Date, working for or on behalf of, or serving as a consultant or an advisor to, a non-profit academic organization; or

(c)	owning up to one percent (1%) of the outstanding securities of a publicly-held corporation which may compete with the Company.

(d)	As of the date of this Agreement, the term “Company Endeavors” includes the following programs and/or targets: (i) 5-lipoxygenase (“5-LO”), (ii) 5-lipoxygenase activating protein (“FLAP”), (iii) high mobility group protein B1 and its receptors (“HMGB1”), (iv) the alpha-7 nicotinic receptor (“a-7”) in inflammation, and (v)

ethyl pyruvate (“CTI-01”). For purposes of this Paragraph No. 6, “Geographic Territory” shall mean any state or locality in the United States. The parties agree and acknowledge that the geographic scope of this provision is reasonable in light of the geographically broad scope of the Company’s business.

(e)	The Employee agrees that he will give notice to the Company (such notice to be in the manner set forth in Paragraph No. 23) of each new business activity he plans to undertake during the non-competition period, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Agreement. The Employee agrees that he will provide a copy of Paragraph No. 6 of this Agreement and Section 8 of the Employment Agreement by and between Employee and the Company dated December 21, 2004 to all persons and Entities with whom he seeks to be hired or do business before accepting employment or engagement with any of them.

(f)	If any restriction set forth in this Paragraph No. 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)	The Employee acknowledges that the restrictions contained in this Paragraph No. 6 and Section 8 of the Employment Agreement by and between Employee and the Company dated December 21, 2004 are necessary for the protection of the business and goodwill of the Company and in light of, among other things, the highly competitive market in which the Company operates. The Employee agrees that any breach of this Paragraph No. 6 or Section 8 of the Employment Agreement by and between Employee and the Company dated December 21, 2004 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.

(h)	If the Employee violates the provisions of this Paragraph No. 6, he shall continue to be held by the restrictions set forth in this Paragraph No. 6, until a period equal to the period of restriction has expired without any violation.
     7. You will be afforded ten (10) calendar days after the Termination Date to submit to Jill Wund, Human Resources Coordinator at the Company, any and all documentation for any expense reimbursements you claim are owed to you in conjunction with your employment with the Company. You will be reimbursed for any reasonable business expenses incurred and approved through the Termination Date consistent with Company policy, subject to the submission of the properly documented business expense reports.
     8. You are afforded up to forty-five (45) calendar days from receipt of this Agreement and the information specified in Paragraph No. 20 below to consider the meaning and effect of this Agreement and general release and you acknowledge that you have been given 45 calendar days to consider it. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the separation proposal made to you. You are advised to consult with an attorney regarding this Agreement and you acknowledge that you have had the opportunity to do so.
     9. You agree to return to the Company by the Termination Date all Company property and equipment in your possession or control, including but not limited to, all documents, samples of ZYFLO® (zileuton tablets), tapes, notes, computer files, equipment, physician lists, employee lists, lab notebooks, files, computer equipment, security badges, telephone calling cards, credit cards, and other information or materials (and all copies) which contain confidential, proprietary or non-public information of the Company. You further agree to leave intact all electronic Company documents on the Company’s servers or computers, including those which you developed or helped develop during your employment.
     10. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence, terms or contents of this Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential, until such time as this agreement is filed as an exhibit to the Company’s filings with the U.S. Securities and Exchange Commission. This includes, but is not limited to, present or former employees of the Company and other members of the public. Violation of this paragraph shall be deemed a material breach of this Agreement.
     11. Nothing herein limits either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, provided however, that by signing this Agreement, you waive the right to seek or receive any money damages from the Company based upon any claim that might be asserted arising out of your employment at the Company. You further affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.
     12. This Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties (including, without limitation, your Employment Agreement dated December 21, 2004, except that your post-employment obligations thereunder shall survive in full force and effect as modified in Paragraph No. 6 above). You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement, except those set forth herein.
     13. You agree that any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to your employment, compensation and benefits with the Company or the termination thereof including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by arbitration in The Commonwealth of Massachusetts, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any claim or controversy not submitted to arbitration in accordance with this Section shall be waived, and thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section. Also not covered by this Section are claims by the Company or by you for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including but not limited to claims for equitable relief arising out of a breach of this Agreement or the post-employment obligations under Section 8 (proprietary information and developments) of the Employment Agreement by and between you and the Company dated December 21, 2004. Both the Company and you expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to your employment with or separation from the Company.
     14. This Agreement, which shall be construed under Massachusetts law, shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
     15. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     16. You understand and agree that as a condition for payment to you of the monetary consideration herein, you shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its current, past or future directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition, except if testifying truthfully under oath pursuant to a lawful court order or subpoena. If you receive such a court order or subpoena, to the extent allowed by law, you or your attorney shall provide the Company with a copy of such court order or subpoena within two (2) business days of your receipt of it and shall notify the Company of the content of any testimony or information to be provided and shall provide the Company with copies of all documents to be produced.
     17. No delay or admission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     18. You agree to provide up to five (5) days of such consulting, advisory and related services for the Company as may be reasonably requested by the Company or its employees, representatives or agents during the period from the Termination Date through December 31, 2006, including, but not limited to preparing to-do lists, answering questions, preparing memos, and updating or completing projects. You agree that the salary continuation provided to you in Paragraph No. 3 above constitutes full and appropriate compensation for any services you may provide to the Company under this paragraph. The Company acknowledges and agrees that the Employee’s ability to travel at the request of the Company will be limited if the Employee accepts part-time or full-time employment with a third party. If the Employee is required to travel at the request of the Company after the Termination Date, the Company agrees to pay any reasonable business expenses incurred in connection with such travel provided that the travel is approved by the Company and such reimbursement shall be made consistent with Company policy, subject to the submission of the properly documented business expense reports.
     19. You acknowledge and agree that (i) neither the Company nor the Company’s legal counsel makes any representation or warranty if any provisions of this Agreement or any payments made pursuant to this Agreement are, or may be determined to constitute, “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder (“Section 409A”) and (ii) the Company shall have no liability to you or any other person if any payments pursuant to the provisions of this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A and do not satisfy the requirements of Section 409A. Notwithstanding any other provision of this Agreement, the Company has the right to and the Company intends to comply with all withholding and reporting obligations under Section 409A. You acknowledge and agree that each of (i) Wilmer Cutler Pickering Hale and Dorr LLP, (ii) Jackson Lewis LLP and (iii) Scott Townsend, Esq. are the legal counsel of the Company and as such represent the Company and not you. You are advised to consult with an attorney regarding this Agreement and you acknowledge that you have had the opportunity to do so.
     20. You acknowledge that you left your employment with the Company voluntarily and that your employment did not end as part of the recent group severance program, but that the Company has nevertheless provided you with certain information relating to the restructuring. In particular, you acknowledge that you have received under separate cover information regarding (i) the individuals selected and offered consideration for a release and (ii) individuals not selected for the Fall 2006 Severance Program. You further acknowledge that you were informed that (i) the decisional unit for the Fall 2006 Severance Program was all employees employed by the Company; (ii) that all persons employed by the Company were eligible for the Fall 2006 Severance Program and (iii) that factors used in selecting eligible individuals included business need, skill set and job performance.

     21. You may revoke this Agreement for a period of seven (7) calendar days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Scott B. Townsend, Esq. at the Company, and state, “I hereby revoke my acceptance of the Confidential Separation Letter Agreement and General Release.” The revocation must (i) be personally delivered to the following address:
Critical Therapeutics, Inc.
Attention: Scott B. Townsend
Vice President of Legal Affairs and General Counsel
60 Westview Street
Lexington, MA 02421
or (ii) sent by certified mail, return receipt requested, postmarked within fifteen (15) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts or the state in which you primarily reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     22. For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.
     23. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the day that is three (3) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below (or at such other address or addresses as either party shall designate to the other in accordance with this Paragraph No. 23):
(a) If to the Company:
Critical Therapeutics, Inc.
Attention: President
With a Copy to: General Counsel
60 Westview Street
Lexington, MA 02421
(b) If to the Employee:
Walter Newman, Ph.D.
160 West Newton
Boston, MA 02118
[Remainder of this page is intentionally left blank]

     Critical Therapeutics, Inc. would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours, /s/ Frank E. Thomas Frank E. Thomas President

ACCEPTED AND AGREED:
You have been advised in writing that you have up to forty-five (45) calendar days to consider this Confidential Separation Letter Agreement and General Release (the “Agreement”) and to consult with an attorney prior to the execution of the Agreement.
Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 of the Agreement, you freely and knowingly, and after due consideration, enter into this Agreement intending to waive, settle, and release all claims you have or might have against Critical Therapeutics, Inc. You have carefully read this Agreement and understand the contents herein.

/s/ Walter Newman
Date: Oct. 25, 2006	Name:	Walter Newman, Ph.D.

ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS
1.	Severance Payments. The Company will pay to you the following lump sum amounts, less lawful deductions, pursuant to the Employment Agreement: (a) $269,500 (which equals one times your annualized base salary); and (b) $67,375 (which equals 10/12 of the Maximum Cash Bonus (as defined in your Employment Agreement dated December 21, 2004) for 2006)), such payments shall be made on the first payroll-cycle after the expiration of the revocation period provided in Paragraph No. 21 of the Confidential Separation Letter Agreement and General Release (the “Agreement”) to which this Attachment A is attached.

2.	Continuation of Benefits. The Company will pay on a monthly basis an amount equal to:
(a)	eighty (80) percent of your monthly health and dental COBRA premiums for you and your dependents, if any, if you properly elect to continue health and dental insurance under COBRA; and

(b)	$168.33 (which represents one hundred (100) percent of the cost of the monthly premiums paid by the Company for life insurance and disability insurance for you in the month preceding the end of your employment;
such payments under Subsections 2(a) and 2(b) of this Attachment A to continue until the COBRA End Date (defined for purposes of this Agreement as the date that is the earlier of (i) twelve (12) months after the Termination Date or (ii) the last day of the first month that you are eligible for other employer-sponsored health coverage).
3.	Stock Options. You will have until ninety (90) days after your Termination Date to exercise any vested stock rights you may have. On the Termination Date, 50% of all unvested options shall become exercisable if you sign and do not revoke the Agreement as set forth in Paragraph No. 21 of the Agreement. All unvested stock rights will be cancelled on the Termination Date. A schedule which lists all of your vested and unvested stock option grants (including the 50% acceleration provided in the forgoing sentence) is attached hereto as Attachment A-1.

ATTACHMENT A-1
OPTION SCHEDULE
STOCK OPTIONS

							Total					Options
							Options				50%	Exercisable with
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Unvested	Outstanding	Exercisable	Acceleration	Acceleration

83	12/19/2003	2003	ISO	197,389	$1.05	0	127,479	69,910	197,389	127,479	34,955	162,434
115	12/19/2001	2000	RSP	2,666	$0.38	2,666	2,666	0	0	0	0	0
116	5/1/2002	2000	RSP	82,666	$0.38	0	82,666	0	82,666	82,666	0	82,666
117	10/9/2002	2000	RSP	66,666	$0.38	0	66,666	0	66,666	66,666	0	66,666
130	5/1/2002	2000	RSP	22,666	$0.38	0	18,133	4,533	22,666	18,133	2,266	20,399
179	9/8/2004	2004	ISO	80,268	$5.99	0	19,360	60,908	80,268	19,360	30,454	49,814
180	9/8/2004	2004	NQ	119,732	$5.99	0	50,136	69,596	119,732	50,136	34,798	84,934
535	1/3/2006	2004	NQ	90,000	$7.12	0	0	90,000	90,000	0	45,000	45,000
603	6/25/2006	2004	NQ	50,000	$3.80	0	0	50,000	50,000	0	25,000	25,000

Total				712,053		2,666	367,106	344,947	709,387	364,440	172,473	536,913

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